Exhibit 5.1

McGuire, Craddock & Strother, P.C.

Attorneys And Counselors

2501 N. Harwood, Suite 1800

Dallas, Texas 75201

Telephone (214) 954-6800

Telecopier (214) 954-6868

December 5, 2017

Rave Restaurant Group, Inc.

3551 Plano Parkway

Suite 1000

The Colony, Texas 75056

Re:	Form S-3 Registration Statement

Gentlemen:

Reference is made to the opinion letter dated October 27, 2017, and included as Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-221169) (the “Registration Statement”) filed on October 27, 2017, by Rave Restaurant Group, Inc., a Missouri corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). The Registration Statement was declared effective by the SEC on November 6, 2017. We are delivering this supplemental opinion letter in connection with the prospectus supplement (“Prospectus Supplement”) filed by the Company with the SEC on December 1, 2017, pursuant to Rule 424 under the Securities Act. The prospectus included in the Registration Statement (the “Prospectus”) and the Prospectus Supplement relate to the offering by the Company, from time to time, of shares of Common Stock (the “Shares”) having an aggregate offering price of up to $5,000,000 (the “Offering”). The Shares are to be sold from time to time pursuant to an At Market Issuance Sales Agreement dated December 1, 2017 (the “Sales Agreement”), between the Company and B. Riley FBR, Inc. (the “Agent”).

As counsel to the Company, in connection with this opinion, we have examined and relied upon originals or copies of such corporate and public records and agreements, instruments, certificates, and other documents as we have deemed necessary or appropriate for purposes of this opinion including, without limitation, (i) the Registration Statement, (ii) the Prospectus Supplement and the Prospectus, (iii) the Articles of Incorporation and By-laws of the Company, (iv) the Sales Agreement, and (v) resolutions of the board of directors of the Company (the “Board of Directors”) relating to the Registration Statement and the Sales Agreement. We have also relied, without independent verification, on certificates of public officials and, as to matters of fact material to our opinion, on certificates and other inquiries of officers of the Company.

In all such examinations, we have assumed (i) the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, the authenticity and completeness of all documents submitted to us as originals and the legal competence of each individual executing a document, (ii) that at the time of each issuance and sale of Shares in the Offering, the Company will continue to be validly existing and in good standing under the laws of the State of Missouri, (iii) that any Shares issued from time to time in the Offering will not, in the aggregate, exceed (x) the maximum aggregate offering price set forth in the Prospectus Supplement and Prospectus or (y) the maximum authorized number of shares of Common Stock under the Articles of Incorporation of the Company, as amended from time to time, minus the number of shares of Common Stock that are issued and outstanding, or are reserved for other purposes, at such time, (iv) that the execution, delivery and performance by the Company of the Sales Agreement, will not constitute a breach or violation of any agreement or instrument that is binding upon the Company from time to time; and (v) that Placement Notices (as defined in the Sales Agreement), if any, will be delivered in accordance with the terms of the Sales Agreement and the authority granted by the Company’s Board of Directors.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Sales Agreement (and provided that the purchase price per share paid by purchasers is equal to or in excess of the par value per share of Common Stock and in excess of any minimum purchase price, and within any other parameters, established by the applicable Placement Notice), such Shares will be validly issued, full paid and non-assessable.

This opinion is limited solely to the General and Business Corporation Law of Missouri, Texas law and the reported judicial decisions interpreting those laws as applied by courts located in Texas, in each case to the extent that the same may apply to or govern the transactions contemplated by the Sales Agreement, the Prospectus Supplement and the Prospectus, and we express no opinion as to the laws of any other jurisdiction. We express no opinion as to the effect of events occurring, circumstances arising, or changes in law becoming effective or occurring after the date hereof on the matters addressed in this opinion. We assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required by the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

MCGUIRE, CRADDOCK & STROTHER, P.C.